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                                                                   Exhibit 23.5


                    [Letterhead of Greenbridge Partners LLC]

May 16, 2001

Board of Directors
First Virtual Communications, Inc.
3393 Octavius Drive
Santa Clara, CA 95054


Members of the Board:

We hereby consent to the use of our opinion letter dated March 21, 2001 to the Board of Directors of First Virtual Communications, Inc. ("First Virtual Communications"), included as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of First Virtual Communications relating to the proposed merger involving CUseeMe Networks, Inc. and First Virtual Communications, and to the references therein to such opinion in the section entitled "Opinions of Financial Advisors--Opinion of First Virtual Communications' Financial Advisor."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Greenbridge Partners LLC
/s/  Michael Yagemann, Managing Member